Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

July 30, 2008

Contact: Keith Schroeder

Chief Financial Officer

(918) 825-0616

ORCHIDS PAPER PRODUCTS COMPANY REPORTS INCREASED SALES AND

EARNINGS IN SECOND QUARTER RESULTS

PRYOR, OKLAHOMA (July 30, 2008) – Orchids Paper Products Company (AMEX: TIS) today reported net income for the three months ended June 30, 2008 of $887,000, or $.14 per diluted share, compared with $743,000, or $0.12 per diluted share, in the same period in 2007. Net income was $1,498,000, or $0.23 per diluted share, for the first six months of 2008, an increase of $886,000 compared to net income of $612,000, or $.10 per diluted share, reported for the first half of 2007.

Three-month period ended June 30, 2008

Net sales for the 2008 quarter were $22.3 million, an increase of 21% over the $18.5 million reported for the same quarter of 2007. The increase in net sales was primarily the result of a more than two-fold increase in parent roll shipments, a 14% increase in the selling price per ton of converted products, and, to a lesser extent, an increase in the selling price of parent rolls.

Earnings before interest, taxes, depreciation and amortization (EBITDA) increased $69,000 to $2.4 million in the quarter ended June 30, 2008, compared to $2.3 million in the prior year quarter. As a percent of net sales, EBITDA was 10.8% in the 2008 quarter compared with 12.6% in the 2007 quarter.

Gross profit for the second quarter of 2008 was $3.1 million, an increase of $369,000, or 13%, when compared with a gross profit of $2.8 million in the comparable prior year quarter. Gross profit as a percent of net sales decreased to 14.0% in the second quarter of 2008 compared to 14.9% for the same period in 2007. As a percent of net sales, gross profit decreased primarily due to higher paper and converting production costs and, to a lesser extent, the effect of the lower gross profit margin percentage realized on parent roll sales as compared to converted product sales. These factors were partially offset by the increased overall shipment volumes and higher converted product selling prices.

Selling, general and administrative expenses in the second quarter of 2008 totaled $1.5 million, an increase of $321,000, or 27%, when compared with selling, general and administrative expenses of $1.2 million in the second quarter of 2007. Higher costs associated with additions to the Company’s senior management team and increased legal expenses accounted for most of the increase. As a percent of net sales, selling, general and administrative expenses increased to 6.7% for the quarter ended June 30, 2008 compared to 6.3% in the prior year quarter.

Interest expense for the second quarter of 2008 totaled $320,000 compared to interest expense of $708,000 in the same period in 2007. Lower LIBOR interest rates and the absence of interest on our 12% subordinated debentures totaling $2.15 million, which were retired in December, 2007, accounted for most of the decrease.

Six-month period ended June 30, 2008

For the first six months of 2008, the Company reported net sales of $42.6 million, an increase of 21% compared to $35.2 million reported for the first six months of 2007. Higher parent roll sales and higher prices for converted finished products were the main reasons for the increase.

EBITDA increased $686,000 to $4.5 million in the six months ended June 30, 2008, compared to $3.8 million in the first six months of 2007. As a percent of net sales, EBITDA was 10.5% in the 2008 year-to-date period compared with 10.8% in the 2007 period.

Gross profit for the six months ended June 30, 2008 was $5.8 million, an increase of $1.3 million, or 30%, when compared with a gross profit of $4.5 million in the comparable prior year period. Gross profit as a percent of net sales increased to 13.6% in the 2008 period compared to 12.8% for the same period in 2007. As a percent of net sales, gross profit increased primarily due to the higher sales volumes and higher selling prices being partially offset by higher paper and converting production costs and, to a lesser extent, the lower gross profit margins realized on the increased parent roll sales when compared to margins realized on converted product sales.

Selling, general and administrative expenses in the six months ended June 30, 2008 totaled $2.9 million, an increase of $647,000, or 29%, when compared with selling, general and administrative expenses of $2.2 million in the same period of 2007. Higher costs associated with additions to the Company’s senior management team, increased accruals under the Company’s incentive bonus plan and increased legal expenses accounted for most of the increase. As a percent of net sales, selling, general and administrative expenses increased to 6.8% for the six-month period ended June 30, 2008 compared to 6.3% in the prior year period.

Interest expense for the six-month period ended June 30, 2008 totaled $731,000 compared to interest expense of $1.6 million in the same period in 2007. Lower average bank borrowings, lower LIBOR rates and margins over LIBOR on our new credit facility entered into in April, 2007 and the absence of interest on our subordinated debentures as discussed above all contributed to the decrease.

Commenting on the results, Mr. Robert Snyder, President and Chief Executive Officer, stated, “During the second quarter, we began a process of price increases and product content reductions as well as maintaining our focus on continuous improvement in our converting operation. The benefits of these, however, were mostly offset by higher costs, particularly those for waste paper and energy. These efforts will continue and we expect to obtain additional benefits during the rest of the year.”

As announced, the Company will hold a teleconference to discuss its second quarter earnings at 10:00 a.m. (CDT) on Thursday, July 31. All interested parties may participate in the teleconference by calling 888 419 5570 and providing passcode 68349486. A question and answer session will be part of the teleconference’s agenda. Those intending to access the teleconference should dial-in fifteen minutes prior to the start. The call may also be accessed live via webcast through the Company’s website at www.orchidspaper.com under “Investors.” A replay of the teleconference will be available for 30 days on the Company’s website.

About Orchids Paper Products Company

Orchids Paper Products Company is an integrated manufacturer of tissue paper products serving the private label consumer market. The Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins. From its operations in Pryor, Oklahoma, Orchids Paper Products Company uses recycled waste paper to produce finished tissue products that it provides to retail chains throughout the central United States. For more information on the Company and its products, visit the Company’s website at http://www.orchidspaper.com.

This release contains forward-looking statements. These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. These statements are only predictions.

Factors that could materially affect the Company’s actual results, levels of activity, performance or achievements include, without limitation, those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 as filed with the Securities and Exchange Commission on March 18, 2008.

The Company’s actual results may be materially different from what it expects. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company’s situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.

Orchids Paper Products Company

Selected Financial Data

(in thousands, except net selling price per ton, tonnage, cost per ton and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net Sales	$22,315	$18,515	$42,590	$35,152
Cost of Sales	19,193	15,762	36,779	30,667
Gross Profit	3,122	2,753	5,811	4,485
Selling, General and Administrative Expenses	1,491	1,170	2,876	2,229
Operating Income	1,631	1,583	2,935	2,256
Interest Expense	320	708	731	1,581
Other (Income) Expense, net	(5)	(7)	(6)	(27)
Income Before Income Taxes	1,316	882	2,210	702
Provision for Income Taxes	429	139	712	90
Net Income	$887	$743	$1,498	$612

Net income per share:
Basic	$0.14	$0.12	$0.24	$0.10
Diluted	$0.14	$0.12	$0.23	$0.10

Other Income Statement Data:
Depreciation	$772	$749	$1,526	$1,498
Commission Expense	$251	$256	$493	$478
Earnings Before Interest, Income Taxes,
Depreciation and Amortization (EBITDA)	$2,408	$2,339	$4,467	$3,781

Operating Data:
Total Tons Shipped	14,226	12,816	27,188	23,977
Net Selling Price per Ton	$1,569	$1,445	$1,566	$1,466
Total Paper Cost per Ton Consumed	$814	$735	$809	$756
Total Paper Cost	$11,580	$9,418	$22,133	$18,115

Cash Flow Data:
Cash Flow Provided by (Used in):
Operating Activities	$4,021	$979	$3,706	$1,909
Investing Activities	$(2,377)	$1,357	$(2,736)	$1,280
Financing Activities	$(1,386)	$(2,335)	$(712)	$(3,188)

Balance Sheet Data:
	As of
	June 30, 2008	December 31, 2007
Working Capital	$2,012	$1,714
Net Property, Plant and Equipment	$58,065	$56,856
Total Assets	$71,473	$68,303
Long-Term Debt, net of current portion	$22,324	$23,264
Total Stockholders’ Equity	$29,760	$28,042